As filed with the Securities and Exchange
Commission on September 17, 2001

   Registration No. 0-9577

          UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION
      WASHINGTON, D.C. 20549

            FORM S-8

  REGISTRATION STATEMENT UNDER THE
     SECURITIES ACT OF 1933

       Wallstreet-Review, Inc.
     Formerly BERYLLIUM INTERNATIONAL CORPORATION
-------------------------------------------
 (Exact name of registrant as specified in its charter)

        FLORIDA             65-1071853
  (State or other jurisdiction of         (I.R.S. Employer
    incorporation or organization        Identification No.)

4701 North Federal Highway, Suite 400, B-9
Lighthouse Point, FL                33064
 (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code:
954-784-5044

       Wallstreet-Review, Inc.
   2001 Non-statutory Stock Option Plan
-------------------------------------------------
        (Full title of the plan)

         Matthew P. Dwyer
  4701 North Federal Highway, Suite 400, B-9
    Lighthouse Point, Florida 33064
-------------------------------------------------
    (Name and address of agent for service)

           954-786-2020
-------------------------------------------------
  (Telephone number, including area code, of agent for service)

        CALCULATION OF REGISTRATION FEE

                           Proposed maximum   Proposed maximum    Aggregate
Title of securities        amount to be       offering price      offering  Registration
to be registered           registered          per share           price     fee (1)
Common Stock (2)             2,000,000           $.0.11           $220,000      $55.00
        TOTALS               2,000,000                            $220,000      $55.00

(1) The fee with respect to these shares has been calculated pursuant to Rule 457 of Regulation C under the Securities Act of 1933, as amended, and based upon the average of the bid and asked price per share of the Registrant's Common Stock on a date within five (5) days prior to the date of filing of this Registration Statement, as reported on the National Association of Securities Dealers,
Inc.'s Electronic Bulletin Board.

(2) To be issued, at the sole discretion of the Registrant, as shares underlying options granted to and to be granted, under Wallstreet-Review, Inc.
2001 Non-statutory Stock Option Plan.

             PART I

   INFORMATION REQUIRED IN THE PROSPECTUS


The document(s) containing the information concerning the Wallstreet-Review, Inc. 2001 Non-statutory Stock Option Plan, effective as of August
14, 2001, required by Item 1 of Form S-8 under the
Securities Exchange Act of 1934, as amended, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-
8 will be sent or given to participants as specified by Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, these documents are not being filed with the Securities and Exchange Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.

Wallstreet-Review, Inc., a Florida corporation, shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Wallstreet-Review, Inc. shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                 PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The content of Wallstreet-Review, Inc. Annual
Report on Form 10-KSB for the year ended December
31, 2000, and Form 10-QSB for the quarterly period ended March 31, 2001 are incorporated by reference into this registration statement.

All documents filed by Wallstreet-Review, Inc. with
the Commission pursuant to Section 13(a), 13(c), 14
or 15(d) of the Exchange Act after the date of this
registration statement and prior to the termination
of the offering shall be deemed to be incorporated
by reference into this registration statement and
to be a part hereof from the date of filing of such
documents.   Any statement contained in a document
incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Wallstreet-Review, Inc. will provide without charge to each person to whom a copy of this registration statement is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this registration statement, other than certain exhibits to such documents. Requests for such copies shall be directed to Shareholder Relations, Wallstreet-
Review, Inc., 4701 North Federal Highway, Suite 400
B-9, Lighthouse Point, Florida 33064


ITEM 4. DESCRIPTION OF SECURITIES.

         COMMON STOCK.

The articles of incorporation of Wallstreet-Review,
Inc. authorize the issuance of 60,000,000 shares of
common stock, $.001 par value.   The common stock
will receive such dividends, if any, as may be declared by the board of directors out of funds legally available for such purposes. Under the laws of the state of Florida, dividends may be paid to stockholders from a corporation's excess of its assets over its liabilities, including capital, as computed in accordance with the provisions of Florida statutes, inclusive, or in case there shall be no such excess, out of its net profits for the fiscal year then current and the preceding fiscal year, but not otherwise.

Holders of the common stock
-   have no conversion rights;
-   have no sinking fund rights;
-   have no redemption provisions;
- are entitled to one vote per share on all matters submitted to a vote of holders of common stock;
-   do not have any cumulative voting rights;
-   do not have any preemption rights.

In the event of a liquidation, dissolution or winding-up of Wallstreet-Review, Inc., the holders of common stock are entitled to share equally and ratably in the assets of Wallstreet-Review, Inc., if any, remaining after the payment of all debts and liabilities of Wallstreet-Review, Inc. and the liquidation preference of any preferred stock that may be then outstanding. The outstanding common stock is, and the shares to be issued in this offering, when and if issued, will be fully paid and non-assessable.

There is no restriction on alienability of the securities to be registered.

There is no provision discriminating against any existing or prospective holder of the securities as a result of any securities holder owning a substantial amount of securities. Additional authorized but unissued common stock may be issued by Wallstreet-Review, Inc. board of directors without the approval of the shareholders.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the Florida statutes, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fine and amounts paid in settlement actually and reasonably incurred by such person in connection with any suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal actions or proceedings, was not unlawful.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number             Description
--------------             -----------

  4.1                  Wallstreet-Review's articles
                       of incorporation, as
                       amended, define the rights
                       of holders of the equity
                       securities being registered,
                       which were included as
                       exhibits to Beryllium
                       International Corporation
                       Form 10 (File No. 000-09577)
                       (2)

  4.2                  Wallstreet-Review, Inc.
                       bylaws define the rights of
                       holders of the equity
                       securities being registered,
                       which are included as
                       exhibits to Wallstreet-
                       Review, Inc. Form 10, File
                       No. 333-09577 (3)

  5.1                  Opinion of Counsel, Jody M.
                       Walker, Attorney At Law (1)

 10.1                  Wallstreet-Review, Inc.
                       2001 Non-statutory Stock
                       Option Plan adopted by
                       Wallstreet-Review, Inc.
                       on August 14, 2001 (1)

  23.1                 Consent of HJ & Associates,
                       LLC, Certified Public
                       Accountants (1)

  23.2                 Consent of Jody M. Walker,
                       Attorney At Law(4)

(1)      Included in this filing.
(2) Incorporated by reference to Exhibits to Wallstreet-Review, Inc. Form 10, File No.
         333-09577
(3)      Included in Exhibit 5.1.


ITEM 9. UNDERTAKINGS.

         Wallstreet-Review hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)  To include any prospectus required by
Section 10(a)(3)of the Securities Act of 1933;

      (ii)  To reflect in the prospectus any facts
or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section
13(a) or Section 15(d) of the Securities Exchange
Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Wallstreet-Review pursuant to the foregoing provisions, or otherwise, Wallstreet-
Review has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by Wallstreet-Review of expenses incurred or paid by a director, officer, or controlling person of Wallstreet-Review in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of Wallstreet-Review in the successful defense of that action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Wallstreet-Review will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Wallstreet-Review certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lighthouse Point, State of Florida, on the 17th day of September, 2001.

WALLSTREET-REVIEW, INC.


By: /s/ Matthew P. Dwyer
----------------------------
Matthew P. Dwyer, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/Matthew P. Dwyer          September 17, 2001
----------------------
Matthew P. Dwyer
Chief Executive Officer
Director

/s/Peter Nardangeli          September 17, 2001
----------------------
Chief Financial Officer
Controller
Director

/s/Gerald M. Park            September 17, 2001
----------------------
Gerald M. Park, Director

/s/R. Dennis Ickes           September 17, 2001
----------------------
R. Dennis Ickes, Director

/s/Richard Houraney          September 17, 2001
----------------------
Richard Houraney, Director

/s/Jeff Daly                 September 17, 2001
----------------------
Jeff Daly, Director




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